                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: March 18, 2002
                        (Date of earliest event reported)


                              POTLATCH CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)





           Delaware                   1-5313                   82-0156045
----------------------------       ------------          ----------------------
(State or Other Jurisdiction       (Commission             (I.R.S. Employer
      of Incorporation)            File Number)          Identification Number)


    601 W. Riverside Avenue, Suite 1100, Spokane WA,              99201
    ------------------------------------------------            ----------
        (Address of principal executive offices)                (Zip Code)


                                  509-835-1500
                                  ------------
                         (Registrant's telephone number,
                              including area code)







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Item 5.  Other Events.
---------------------

On March 18, 2002, Potlatch Corporation issued the following news release:

"Spokane, WA -Potlatch Corporation (NYSE:PCH) today announced that the company has signed a definitive agreement for the sale of Potlatch's Cloquet, Minnesota, pulp and printing papers facilities and associated assets to a subsidiary of Sappi Limited for $480 million in cash. Sappi is a leading producer of coated [woodfree] printing papers.

"The sale is subject to customary closing conditions, including regulatory approvals, and is expected to be completed in the second quarter.

"In conjunction with the sale, Potlatch said it will close its remaining printing papers mill in Brainerd, Minnesota, and exit the coated printing papers business. Potlatch expects to take an after-tax charge of roughly $150 million in the first quarter to cover costs associated with the write-down of the book value of the assets and the closure costs. Approximately 10 percent of the after-tax charge will be cash costs associated with the closure of the Brainerd mill and other costs associated with exiting the coated papers business. The remaining 90 percent of the after-tax charge will be a non-cash charge resulting from a book loss on sale of the Cloquet assets and the closure of the Brainerd mill.

"In 2001, Potlatch's printing papers segment reported a loss of $36.7 million on revenues of $464 million.

"Potlatch Chairman and Chief Executive Officer L. Pendleton Siegel emphasized that the sale of the company's coated printing papers assets are part of a strategic realignment of company resources to increase shareholder value by focusing on businesses with greatest potential for growth. Siegel explained that Potlatch will concentrate on the company's natural resource, wood products and consumer tissue businesses, which have demonstrated potential for long-term growth. He said that the company's paperboard business is currently resolving cost issues and improving product quality at its Lewiston, Idaho, mill to be consistent with the low cost and high quality at its Cypress Bend, Arkansas, operation.

"Siegel added that proceeds from the sale will be used to pay down debt, strengthen the company's balance sheet and ultimately provide capital for high-return investments in its other business lines.

"Siegel added that the company's actions also reflect recent changes in the dynamics of the global market for coated printing papers. "The continuing strength of the dollar in relation to other currencies in recent years and the ongoing industry consolidation have

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created a challenging competitive environment in the coated printing papers business, particularly for smaller domestic producers," he said. "Potlatch has tremendous assets and a skilled workforce dedicated to meeting the needs of our customers in our key businesses," Siegel continued. "For example, our private-label consumer tissue business has performed well in recent years and has continued to benefit from our strategy of providing high-quality products to our customers, which are large retail store chains. During the 1990s we modernized and expanded our tissue operations in Lewiston, added a new converting plant in Las Vegas and just last year leased an additional converting facility near Chicago to supply our customers as they move into mid-western and eastern markets. We expect to continue to grow with our private label tissue customers. We expect our consumer tissue business will be a primary growth engine in the coming decade," he explained.

"Our primary asset -- 1.5 million acres of timberland -- has been managed for long-term sustainable production of wood fiber and is in the process of becoming third-party certified to demonstrate our commitment to responsible stewardship and to enhance the marketability of our fiber. We also have highly competitive lumber and panel manufacturing facilities, many of which have been recently modernized. We believe there are more high-return investment opportunities in wood products," Siegel added.

"Siegel also noted that the company's paperboard business has the relative scale to be competitive and the company is currently pursuing a program to reduce costs and improve product quality at its Lewiston, Idaho, pulp and paperboard facility. He emphasized that the company's pulp and paperboard operation in Cypress Bend, Arkansas, is a consistent low-cost producer and was recently upgraded to provide the quality required for high-end packaging.

"This news release contains, in addition to historical information, certain forward-looking statements, including with respect to the future prospect of our consumer tissue, resource, wood products and paperboard businesses. These forward-looking statements are based on management's best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. These risks and uncertainties include changes in general economic conditions and interest rates, competitive conditions and prices in our markets, supply and demand conditions, changes in currency exchange rates, manufacturing difficulties and other risks and uncertainties identified from time to time in our reports filed with the SEC, including our Form 10-Q for the quarter ended September 30, 2001. The company's actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements."

"Additional information is available on the Potlatch Corporation website at www.potlatchcorp.com. Access "Financial Information" and then the menu item entitled, "Major speeches and presentations."

"Information about Sappi Limited can be found at www.sappi.com"



                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: March 18, 2002


                              POTLATCH CORPORATION


By /s/ Malcolm A. Ryerse
   -----------------------
   Malcolm A. Ryerse
   Corporate Secretary